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                              A.M. Partners L.L.C.


                                                              September 29, 1999

Mr. Michael Ratliff
Chairman and CEO
Tengasco, Inc.
602 Main Street
Suite 500
Knoxville, Tenn. 37902

Dear Mr. Ratliff,

This letter, when, countersigned by you, will evidence the terms and conditions of the engagement of A M Partners, L.L.C. ("AMP") by Tengasco, Inc. ("TNGO").

AMP will assist TNGO as its financial advisor by performing the following assignments when requested to do so by TNGO:

1) Preparation of Corporate Presentations for analysis, brokers, and other interested parties;

2) Organization of road shows for TNGO management including one on one meetings and lunches for the investment community;

3) Preparation and organization of periodic conference calls for the investment community;

4)          Review and commentary on all TNGO press releases;

5) Review and commentary on all TNGO public filings, e.g. Form lOK and Form lOQ;

6) Coordination and review of all quarterly and annual financial forecasts with TNGO's CFO and CEO;

7) Introductions and negotiations on behalf of TNGO with potential financing sources.



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As compensation for the above services, AMP shall be paid a monthly retainer of
$5,000 no later than the fifth calendar day of each month. In addition, should TNGO close a transaction with a financing source introduced to TNG0 by AMP, then AMP shall be paid at closing a transaction fee based on the following schedule:

1) 5% for any secured or unsecured debt financing based on the total available credit at closing;

2) 8% for any mezzanine financing including preferred or convertible preferred stock based on the total gross proceeds committed at closing;

3) 10% for any common equity placement including shares offered by selling shareholders.

TNGO agrees to reimburse AMP for all out of pocket expenses incurred by any of its personnel in connection with the services to be performed pursuant to this Agreement at a time no later than five business days following their submission to TNGO.

In the event TNGO acquires or is acquired by an entity introduced to TNGO by AMP, AMP shall receive a fee of 3% calculated on the total enterprise value of TNGO at closing. Such value shall be the sum, of the total debt of TNGO, plus the market value of preferred and common equity as calculated on a full diluted basis. Such fee shall be the responsibility of TNGO at closing.

This agreement supercedes and cancels that certain agreement between TNGO and Proton Capital L.L.C. ("Proton") dated 12/21/98.

This Agreement shall be deemed to have commenced on October 1, 1999 and shall continue until October 1, 2000.

Any disputes arising hereunder shall be subject to the laws of the State of Texas and shall be settled pursuant to binding arbitration.

The undersigned do hereby expressly acknowledge that they are duly authorized to enter into this Agreement by their respective companies.

If the foregoing is acceptable to you and TNGO, please so evidence by signing in the space provided on the following page.

We look forward to continuing our work for TNGO as its financial advisor.


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                                               Sincerely yours,
                                               AM Partners L.L.C., by:


                                               /s/ Mark G. Harrington
                                               -----------------------
                                               Mark G. Harrington
                                               Principal

Accepted and Agreed to this sixth day of October, 1999:
Tengusco, Inc.

 /s/ Michael Ratliff
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 By: Michael Ratliff
     Chairman and CEO

Accepted and Agreed to this sixth day of October, 1999:
Proton Capital, L.L.C.

 /s/ Alan Gaines
 ---------------------
 By: Alan Gaines
     Principal